United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

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NAUTILUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nautilus, Inc.:

The annual meeting of shareholders of Nautilus, Inc. will be held on Tuesday, April 30, 2019, at our headquarters building, 17750 S.E. 6th Way, Vancouver, Washington 98683, beginning at 1:00 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect a Board of Directors, consisting of five (5) members, to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To approve the compensation of the named executive officers for the year ended December 31, 2018 in a non-binding, advisory vote, as reported in this Proxy Statement;

3.	To ratify the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

4.	To approve, on an advisory basis, a resolution relating to the frequency of voting on the Company's executive compensation; and

5.	To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only shareholders who held their shares at the close of business on March 14, 2019, the record date, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors

/s/ Wayne M. Bolio
WAYNE M. BOLIO Secretary

Vancouver, Washington
March 29, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held On April 30, 2019:

Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting and a 2018 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting, Proxy Statement and 2018 Annual Report to Shareholders are available at http://www.nautilusinc.com/investors. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices which identify visitors. Directions to our annual meeting are also available at http://www.nautilusinc.com/investors.

2019 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

NAUTILUS, INC.
17750 S.E. 6th Way
Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors (the “Board”) is furnishing this Proxy Statement and the accompanying Annual Report to Shareholders, Notice of Annual Meeting and proxy card in connection with its solicitation of proxies for use at our 2019 annual meeting of shareholders (the “Annual Meeting”) or any adjournment thereof. The Annual Meeting will be held on Tuesday, April 30, 2019, beginning at 1:00 p.m., Pacific Daylight Time at the following location:

17750 S.E. 6th Way
Vancouver, Washington 98683

Our Board has designated the two persons named on the enclosed proxy card, Sidharth Nayar and Wayne M. Bolio, to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying Annual Report to Shareholders are being mailed on or about March 29, 2019 to our shareholders of record as of March 14, 2019.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the Annual Meeting by:
•delivering written notice of revocation to our Secretary;
•delivering an executed proxy bearing a later date to our Secretary; or
•attending the Annual Meeting and voting in person.

Record Date

Our Board has fixed the close of business on March 14, 2019 as the record date for determining which of our shareholders are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 29,590,022 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

Votes Required to Approve Each Proposal

If a quorum is present at the annual meeting:

(i) the five (5) nominees for the election of directors who receive the greatest number of votes cast by the shares present and voting in person or by proxy will be elected as directors; and

(ii) the proposals regarding the advisory vote on named executive officer compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and

(iii) the ratification of the selection of the independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and

(iv) the proposal to select ONE YEAR as the frequency for future advisory votes on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes in favor of the other proposed frequencies.

Counting of Votes; Abstentions

You may vote “FOR” or “WITHHOLD” authority to vote for the nominee for election as a director. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominee for election to the Board of Directors. If you vote to “WITHHOLD” authority to vote for the nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted as a vote cast on the proposal and will have no effect in determining whether the nominee is elected.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the proposals regarding the advisory vote on named executive officer compensation, the ratification of the selection of the independent registered public accounting firm, and the advisory vote on the frequency of the vote on executive compensation.  If you choose “ABSTAIN” from voting on a proposal, your shares represented will be counted as present for the purpose of determining a quorum, but will not be counted as votes cast on the proposal and will have no effect in determining whether the proposal is approved.

Broker Discretionary Voting

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” In the case of a discretionary matter (for example, the ratification of the independent registered public accounting firm), your broker is permitted to vote your shares of common stock if you have not given voting instructions. In the case of a non-discretionary matter (for example, the election of directors, the advisory vote to approve executive compensation and the advisory vote on the frequency of the vote on executive compensation), your broker cannot vote your shares if you have not given voting instructions.

A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted as votes cast for a proposal and will have no effect on the outcome of any proposal. Therefore, it is important that you provide specific voting instructions to your broker, bank or similar institution.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, FOR the proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as set forth in the proxy statement, FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019, and to select ONE YEAR as the frequency for future advisory votes on executive compensation. If other matters come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

In the case of the proposal to choose (on an advisory basis) the frequency of future advisory votes on executive compensation, if none of the three frequency options receives the vote of the holders of a majority of the shares of the common stock present or represented and voting, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes to be the frequency that has been recommended by stockholders. Abstentions and broker non-votes will not be considered to have been voted.

Cost of Proxy Solicitation

We will bear all costs associated with the solicitation of proxies in connection with the annual meeting. We do not plan to hire a proxy solicitor, but, to the extent we choose to use proxy solicitor services, we will pay the related fees and expenses.

Procedures for Shareholder Proposals and Nominations

Under our amended and restated bylaws, as amended ("Bylaws"), nominations for directors at an annual meeting may be made only by (1) the Board or a committee of the Board, or (2) a shareholder entitled to vote who has delivered notice to us within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is: (1) specified in the notice of meeting (which includes shareholder proposals that we are required to include in our proxy statement under SEC Rule 14a-8); (2) brought before the meeting by or at the direction of the Board; or (3) brought by a shareholder entitled to vote who has delivered notice to us (containing certain information specified in the Bylaws) within 120 to 180 days before the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in our proxy statement. A copy of the full text of our Bylaws may be obtained upon written request to our Secretary at the address provided on page 1 of this Proxy Statement.

Where You Can Find More Information

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. EST. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilusinc.com, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

According to our Bylaws, our Board shall be comprised of no more than fifteen (15) directors, provided, however that the number may be otherwise set by resolution of our Board. The Board has fixed the authorized number of our directors at five (5).

At this Annual Meeting, our shareholders will elect a board consisting of five (5) directors to serve until our 2019 annual meeting or until their respective successors are elected and qualified. Our Board has nominated the individuals listed below to serve on our Board. All of the nominees are currently members of our Board. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, our Board may provide for a lesser number of directors or designate a substitute. If our Board designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than five (5) nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

M. Carl Johnson, III, 70, became interim Chief Executive Officer of Nautilus on March 2, 2019. Mr. Johnson joined our Board in July 2010 and has been Chairman of our Board since 2011. He joined the Board of Directors of Vespa Parent LLC (owner of Nonni’s Food Group) in October 2018. In October 2015, Mr. Johnson retired as Executive Vice President, Marketing and Chief Growth Officer of Big Heart Pet Brands, a division of J.M. Smucker Company. In this role he had line and operating responsibility for the company’s widely distributed brands, and the innovation, marketing and creative services, consumer and customer insights, communications and government relations groups, and the company’s Canadian subsidiary. He joined Del Monte Foods, a privately-owned manufacturer and marketer of processed foods, and the predecessor of Big Heart Pet Brands, in November 2011 as Executive Vice President, Brands. From 2001 until April 2011, Mr. Johnson served as Senior Vice President and Chief Strategy Officer of the Campbell Soup Company, a producer of canned soups and related products, where he had direct responsibility for corporate strategy, research and development, quality, corporate marketing services, licensing, and e-business. Mr. Johnson joined Campbell from Kraft Foods, where he ran three successively larger business divisions. Earlier in his career, he held management positions at Colgate-Palmolive and Polaroid Corporation and served as head of the Consumer Goods consulting practice at Marketing Corporation of America. Mr. Johnson completed a 2016 Fellowship at Harvard University’s Advanced Leadership Initiative and a 2017 Fellowship at Stanford University’s Distinguished Careers Institute. Mr. Johnson serves as an executive committee member of the Agricultural Sustainability Institute, University of California, Davis. Mr. Johnson is a trustee of the Adelphic Educational Fund, Wesleyan University, which grants scholarships and supports educational, literary and artistic programs. He is also a member of the Steering Committee of the Kilts Center for Marketing at the University of Chicago Graduate School of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum. Mr. Johnson is also a member of the Nutrition Round Table, Harvard T.H. Chan School of Public Health, Harvard University. Mr. Johnson earned his B.A. degree in Government and Economics from Wesleyan University, and his M.B.A. degree from the University of Chicago. Our Board has determined that Mr. Johnson has the requisite experience and expertise to be a director of Nautilus based on his consumer marketing expertise and strong background in corporate expansion strategy.

Ronald P. Badie, 76, joined our Board in August 2005. Mr. Badie is a member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Mr. Badie currently serves as a director of Amphenol Corporation. Mr. Badie was a director of Obagi Medical Products, Inc. from December 2006 to April 2013. He also served as the Chairman of the Compensation Committee and member of the Audit Committee for Obagi Medical Products. Mr. Badie was a director of Merisel, Inc. from October 2004 to March 2011 and Integrated Electrical Services, Inc. between October 2003 and May 2006. Mr. Badie is a graduate of Bucknell University and received an M.B.A. from New York University’s Stern School of Business. Our Board determined that Mr. Badie has the requisite experience and expertise to be a director of Nautilus based on his broad experience while serving as a director of several publicly-traded and privately-held companies. In addition, Mr. Badie spent many years as an investment banker and has extensive experience in structured finance and capital markets transactions.

Richard A. Horn, 71, joined our Board in December 2007. Mr. Horn is the Chairman of the Compensation Committee and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Horn has been a private investor since February 2002. Mr. Horn was general manager of the PetsHotel Division of PetSmart, Inc., a company that provides products, services and solutions for the lifetime needs of pets, from April 2001 through February 2002. From January 1999 through March 2001, he was Senior Vice President and General Merchandise Manager of PetSmart.com, Inc. and from July 1994 until December 1998, he was Vice President and General Merchandise Manager of PetSmart, Inc. From 1992 to 1994, Mr. Horn was Chief Financial Officer of Weisheimer Companies, Inc., a chain of retail pet supply stores. Mr. Horn was a partner at Coopers & Lybrand (now

PricewaterhouseCoopers), an international public accounting and business consulting firm, from 1980 to 1992. Mr. Horn serves as Chairman of the Board of Trustees of Saint Joseph’s Hospital and Medical Center and Saint Joseph’s Westgate Hospital in Phoenix, Arizona. He is also on the Board of Directors of the Fiesta Bowl and serves as its Treasurer. Mr. Horn graduated from Indiana University, Bloomington, with a B.S. in Accounting. Our Board has determined that Mr. Horn has the requisite experience and expertise to be a director of Nautilus. As a former retail merchandising and direct-marketing executive, former Chief Financial Officer and a former partner at Coopers & Lybrand, Mr. Horn brings particular expertise to our Board in the areas of direct marketing sales, consumer product merchandising and retail trade, service industries, investor relations, financial reporting, accounting and auditing for complex multinational operations.

Anne G. Saunders, 57, joined our Board in April 2012. Ms. Saunders is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Since November 2017, Ms. Saunders has been a non-executive director of the Ten Peaks Coffee Company (TSX:TPK), a global leader in natural process green coffee decaffeination, where she is also a member of the Compensation Committee. From April 2016 to January 2017, Ms. Saunders was U.S. President of NakedWines.com, a global wine company that uses crowdfunding to fund independent wine makers and direct ships wine to customers. From September 2014 to April 2016, Ms. Saunders was U.S. President of FTD, Inc. (NYSE:FTD), a global floral and gifting company. From August 2012 to January 2014, Ms. Saunders was President of Redbox, an entertainment company that is owned and operated by Coinstar, Inc. (NASDAQ:CSTR). From March 2009 until January 2012, Ms. Saunders was Executive Vice President and Chief Marketing Officer for Knowledge Universe, a privately-held early education company with over 1,600 schools nationwide. From February 2008 until March 2009, Ms. Saunders was Senior Vice President, Consumer Bank Executive and, from May 2007 until February 2008, she was Senior Vice President, Brand Executive, for Bank of America Corporation (NYSE:BAC). Between 2001 and 2007, Ms. Saunders held a variety of positions with Starbucks Coffee Co. (NASDAQ:SBUX), including Senior Vice President, Global Brand, during that company’s period of rapid domestic and international growth. Ms. Saunders has also held executive and senior management positions with eSociety, a B2B e-commerce company, AT&T Wireless and Young & Rubicam. Additionally, Ms. Saunders served, from 2006 until 2007, as a director for Blue Nile, Inc. (NASDAQ:NILE). She received a B.A. from Northwestern University and an M.B.A. from Fordham University. Our Board has determined that Ms. Saunders has the requisite experience to be a director of Nautilus. Ms. Saunders brings to our Board a strong background in marketing and building brands and provides Nautilus with additional expertise and understanding of the consumer marketplace

Marvin G. Siegert, 70, joined our Board in August 2005. Mr. Siegert is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Currently a private investor, Mr. Siegert was President and Chief Operating Officer of The Pyle Group LLC, a private equity investment group, from 1996 until July 2007. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as Senior Vice President and Chief Financial Officer. From 2010 until February 2018, Mr. Siegert served as Audit Committee Chairman on the Board of Directors of Great Lakes Educational Loan Services, Inc., a privately-held student loan servicing company. He is also a member of the Board of Directors of Uniek, Inc., a manufacturer and distributor of picture frames and wall décor. From 2005 until December 2012, Mr. Siegert was a member of the Board of Directors of Hy Cite Corporation, a privately-held direct sales marketing company. In addition, from January 2014 until December 2016, Mr. Siegert served on the Board of Directors of Behrens Manufacturing, Inc., a manufacturer and distributor of high quality metal containers. Mr. Siegert graduated from the University of Wisconsin, Whitewater with a degree in accounting and holds a Master’s degree in management from the University of Wisconsin, Madison. Our Board has determined that Mr. Siegert has the requisite experience and expertise to be a director of Nautilus. As a former President and Chief Operating Officer of a private equity investment group and former Chief Financial Officer of a privately-held global consumer products company, Mr. Siegert brings a particular expertise to our Board in the areas of consumer products, investor relations and financial strategies.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of Nautilus.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board oversees our overall performance on behalf of our shareholders. Members of our Board stay informed of our business through discussions with our Chief Executive Officer ("CEO") and other members of our executive team, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

Our Board is elected by our shareholders to govern our business and affairs. Our Board selects our senior management team, which is charged with conducting our business. Having selected our senior management team, our Board acts as an advisor to senior management and monitors their performance. Our Board reviews strategies, financial objectives and operating plans. It also plans for management succession of our CEO, as well as other senior management positions, and oversees our compliance efforts.

Our Board has determined that each of Ronald P. Badie, Richard A. Horn, Anne G. Saunders and Marvin G. Siegert qualify as an “independent director” under our Corporate Governance Guidelines (available on our website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual (the "Listed Company Manual") of the New York Stock Exchange ("NYSE"), and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. Our Board has further determined that each member of the Board's three committees meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rules 10A-3(b)(1) and 10C-1 under the Exchange Act related to independence of audit committee and compensation committee members, respectively.

Our Board met eleven times in 2018 and all of our directors attended at least 75% of the meetings of our Board and of the meetings held by the committee(s) on which they served. Currently, we do not have a policy requiring our Board members' attendance at the annual shareholders meeting. All of our directors attended our 2018 annual shareholders meeting.

In order to promote open discussion among independent directors, our Board has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are generally led by our Chairman.

Transactions with Related Persons

Our Board recognizes that “transactions” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

Our Board has determined that the Audit Committee is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any related person transaction shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of our Board approve the transaction, or the transaction involves compensation approved by the Compensation Committee.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by our Board at any time. The full text of each committee charter and our Corporate Governance Guidelines are available on our website located at www.nautilusinc.com or in print to any interested party who requests it. Requests should be sent to the Nautilus, Inc. Secretary at the address provided on page 1 of this Proxy Statement.

The Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and represents and assists our Board in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and other financial information furnished by Nautilus, (ii) our compliance with legal and regulatory requirements, (iii) our system of internal accounting and financial controls, (iv) our independent registered public accounting firm's qualifications, performance, compensation and independence, (v) the performance of our internal audit function, and (vi) compliance with our code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace our independent registered public accounting firm;

•
review and discuss with management and our independent registered public accounting firm, prior to release to the general public and legal and regulatory agencies, our annual audited financial statements and quarterly financial statements, including disclosures contained in our Annual Report on Form 10-K under the section heading “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or public company exchange listing requirements;

•
discuss polices developed by management and our Board with respect to risk assessment and risk management and steps management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	review the responsibilities, functions and performance of our internal audit function, including internal audit's charter, plans and budget and the scope and results of internal audits;

•
review management's report on internal control over financial reporting and discuss with management and the independent registered public accounting firm any significant deficiencies or material weaknesses in the design or operation of our internal controls; and

•
establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or violations of our code of conduct.

During 2018, the Audit Committee consisted of four independent directors: Marvin G. Siegert (Chairman), Ronald P. Badie, Richard A. Horn and Anne G. Saunders. Each member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE relating to audit committees. In addition, our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of the Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met four times during 2018.

A copy of the full text of the Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee
The Compensation Committee is responsible for overseeing the compensation of our employees, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of our executive officers. The Compensation Committee also administers our 2015 Long-Term Incentive Plan.

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:

•
periodically review our executive compensation plans in light of our goals and objectives with respect to such plans and, if the committee deems appropriate, adopt, or recommend to our Board the adoption of new, or the amendment of existing, executive compensation plans;

•
annually evaluate the performance of our CEO and, with our CEO's participation and input, that of our other executive officers in light of the goals and objectives of our executive compensation plans. Based on this evaluation, the Compensation Committee shall determine and approve the CEO's compensation level and, with the CEO's participation and input, the compensation levels of our other executive officers;

•	approve any equity compensation awarded to any of our executive officers, subject to the requirements of the applicable compensation plans; and

•
with respect to SEC reporting requirements, review and discuss with management our compensation discussion and analysis, and oversee the preparation of, and approve, the Compensation Committee's report on executive compensation to be included in our proxy statement.

The Compensation Committee may not delegate any power or authority required by any law, regulation or listing standard to be exercised by the committee. The Compensation Committee met three times during 2018. Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time the Compensation Committee has engaged compensation consultants to advise it on certain matters. See "Compensation Discussion and Analysis."

A copy of the full text of the Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation
During 2018, the Compensation Committee was comprised of five independent directors: Richard A. Horn (Chairman), Ronald P. Badie, M. Carl Johnson III, Anne G. Saunders and Marvin G. Siegert. Mr. Johnson resigned as a member of the Compensation Committee in connection with his appointment as interim Chief Executive Officer on March 2, 2019. None of the members of the Compensation Committee have a relationship with Nautilus, other than as directors and shareholders. No member of the Compensation Committee is, or was formerly, an officer or an employee of Nautilus. None of our executive officers served, during the year ended December 31, 2018, as a member of the compensation committee or on the board of directors of any entity that has an executive officer serving as a member of our Compensation Committee or Board.

The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of our Board and select director nominees to be presented for shareholder approval at our annual meeting of shareholders;

•	review our Board's committee structure and recommend to the Board for its approval directors to serve as members of each committee;

•	develop and recommend to our Board for its approval a set of corporate governance guidelines;

•	develop and recommend to our Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review, on an annual basis, director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating and Corporate Governance Committee to consider their directorship recommendations should submit their recommendations in writing to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Chairman of Nominating and Corporate Governance Committee. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the Nominating and Corporate Governance Committee.

Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers a candidate's quality of experience, our needs and the range of talent and experience represented on our Board. In evaluating particular candidates, the Nominating and Corporate Governance Committee will review the nominee's personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the shareholders. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities, as well as matters of diversity, including gender, race and national origin, education, professional experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, both the Board and the Nominating and Corporate Governance Committee believe that it is essential that Board members represent a diverse range of experience, expertise and viewpoints.

During 2018, the Nominating and Corporate Governance Committee was comprised of four independent directors: Anne G. Saunders (Chairman), Ronald P. Badie, Richard A. Horn, and Marvin G. Siegert. The Nominating and Corporate Governance Committee met two time during 2018.

A full copy of the Nominating and Corporate Governance Committee Charter can be found on our website at www.nautilusinc.com.

Communications with Directors

All interested parties may send correspondence to our Board or to any individual director at the following address: Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683.

Your communications should indicate that you are a shareholder of Nautilus. Depending on the subject matter, we will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Board Leadership Structure

Our Board has a majority of independent directors; four out of the five director nominees are independent. The Audit, Compensation, and Nominating and Corporate Governance committees each are composed solely of independent directors.

We separate the roles of Chairman of the Board and CEO in recognition of the differences between the two positions. Mr. Johnson, who acts as the Chairman, oversees our business broadly, leads the meetings of our Board, and provides guidance to our management. Our CEO is generally charged with oversight of the day-to-day operations of the business. We believe that consistency between day-to-day operations and the overall management is reached through the service of our CEO as a director, but the separation of the Chairman and CEO roles is important to achieve a balance of oversight that is favorable to us and our shareholders. Although Mr. Johnson is currently serving as our interim CEO, we anticipate reinstating this structure upon the engagement of a permanent CEO.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies, assesses, and manages the risks most critical to our operations and routinely advises our Board regarding those matters. Areas of material risk may include operational, financial, legal and regulatory, human capital, information technology and security, and strategic and reputational risks. Our Board's role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and our Board and its committees providing oversight in connection with those efforts.

DIRECTOR COMPENSATION

Nautilus has a Director Compensation Program that provides for compensation of the non-employee members of our Board. Director compensation consists of annual retainers, meeting fees, fees for service as a committee chair, and awards of equity compensation. Directors who are employees receive no additional or special remuneration for serving as directors.

Annual Retainer, Committee Chair and Meeting Fees
Under the Director Compensation Program, each non-employee director receives an annual retainer of $42,500 and a fee of $1,500 for attendance at each Board meeting. Our Board's Chairman receives an additional annual fee of $30,000, which will continue to be paid during Mr. Johnson's service as interim Chief Executive Officer. Each director serving on a committee of our Board receives an additional fee of $1,500 for attendance at each committee meeting. The Chair of the Audit Committee receives an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $5,000.

Initial Equity Grant
The Director Compensation Program provides that, upon initial election to our Board, each non-employee director may be granted an option to purchase up to 10,000 shares of Nautilus common stock.

Annual Equity Grant
Our Director Compensation Program provides that each non-employee director will receive an award of restricted stock with a grant date value of $58,500 upon their re-election to the Board at our annual meeting of shareholders. The shares subject to the restricted stock awards are subject to forfeiture until vesting on the first anniversary of the grant date, subject to continued service of the director through such date.

2018 Director Compensation
	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ronald P. Badie	$69,504	$58,512	$128,016
Richard A. Horn	74,504	58,512	133,016
M. Carl Johnson, III (2)	90,504	58,512	149,016
Anne G. Saunders	74,504	58,512	133,016
Marvin G. Siegert	79,504	58,512	138,016

(1) Stock award amounts reflect the aggregate grant date fair value of awards granted during 2018. See Notes 1 and 17 of Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2018 for information on determining the fair value of stock awards and other related information.

(2) Mr. Johnson will continue to be eligible for such fees and awards during his service as interim Chief Executive Officer.

Equity Awards Outstanding at December 31, 2018
	Unvested Stock Awards (# of Shares)	Option Awards (# of Shares)
Ronald P. Badie	3,994	—
Richard A. Horn	3,994	10,000
M. Carl Johnson, III	3,994	10,000
Anne G. Saunders	3,994	12,500
Marvin G. Siegert	3,994	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of March 1, 2019, by: 1) each director; 2) each of the named executive officers included in the Summary Compensation Table; 3) all persons that we know are beneficial owners of 5% or more of our common stock; and 4) all directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (3)
BlackRock, Inc.(4)	4,471,941	15.1%
55 E. 52nd Street
New York, NY 10055
Dimensional Fund Advisors, LP(5)	2,045,802	6.9%
Building One
6300 Bee Cave Road
Austin, TX 78746
Cooke & Bieler LP(6)	1,922,540	6.5%
1700 Market Street, Ste 3222
Philadelphia, PA 19103
The Vanguard Group(7)	1,910,665	6.5%
100 Vanguard Blvd.
Malvern, PA 19355
LSV Asset Management(8)	1,487,986	5.0%
155 N. Wacker Drive, Ste 4600
Chicago, IL 60606
Non-Employee Directors (1)
Richard A. Horn	60,620	*
Marvin G. Siegert	65,620	*
Ronald P. Badie	64,820	*
M. Carl Johnson, III(9)	52,770	*
Anne G. Saunders	23,620	*
Employee Director (1)
Bruce M. Cazenave (10)	437,791	1.5%
Named Executive Officers (1)
William B. McMahon	155,030	*
Wayne M. Bolio	74,136	*
Sidharth Nayar	28,464	*
Christopher K. Quatrochi	—	*
All Directors and Executive Officers as a Group (13 persons)	965,412	3.2%

* Less than 1%

(1) The address for each director and executive officer is c/o Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683.
(2) Includes currently exercisable options, options that vest within 60 days of March 1, 2019, as follows:

Name	Options
Ronald P. Badie	—
Richard A. Horn	10,000
M. Carl Johnson, III	—
Anne G. Saunders	12,500
Marvin G. Siegert	—
Bruce M. Cazenave	61,382
William B. McMahon	28,599
Wayne M. Bolio	2,871
Sidharth Nayar	—
Ryan M. Simat	—
All Directors and Executive Officers as a Group (13 persons)	115,352

(3) Percentages have been calculated based on 29,590,022 shares of our common stock issued and outstanding as of March 1, 2019. Shares which the person or group has the right to acquire within 60 days after March 1, 2019 are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(4) Information is based on the Schedule 13G filed on January 31, 2019 by BlackRock, Inc. (“BlackRock”), a parent holding company. BlackRock has sole dispositive power with respect to all shares reported and sole voting power with respect to 4,411,394 shares.
(5) Information is based on Schedule 13G filed on February 8, 2019 by Dimensional Fund Advisors, LP ("Dimensional Fund"), an investment adviser. Dimensional Fund has sole dispositive power with respect to all shares reported and sole voting power with respect to 1,933,097 shares.
(6) Information is based on Schedule 13G filed on February 11, 2019 by Cooke & Bieler, LP ("Cooke"), an investment adviser. Cooke has shared dispositive power and shared voting power with respect to all shares reported.
(7) Information is based on Schedule 13G filed on February 11, 2019 by The Vanguard Group ("Vanguard"), an investment adviser. Vanguard has sole dispositive power with respect to 1,851,990 shares and shared dispositive power with respect to 58,675 shares. Further, Vanguard has sole voting power with respect to 59,872 shares and shared voting power with respect to 2,300 shares.
(8) Information is based on the Schedule 13G filed on February 13, 2019 by LSV Asset Management (“LSV”), an investment adviser. LSV has sole dispositive power with respect to all shares reported and sole voting power with respect to 786,061 shares.
(9) Includes 5,000 shares held by The M. Carl Johnson III Trust Dated February 6, 1996, of which Mr. Johnson is a trustee.
(10) Mr. Cazenave resigned as Chief Executive Officer and a member of the Board effective March 1, 2019.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of the date of this Proxy Statement, the positions they hold and the year in which they began serving as officers of Nautilus. Our Board appoints all of our executive officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since
M. Carl Johnson III	70	Interim Chief Executive Officer	2019
Sidharth Nayar	58	Chief Financial Officer	2014
Wayne M. Bolio	62	Senior Vice President, Law and Human Resources, General Counsel	2003
Christopher K. Quatrochi	50	Senior Vice President, Innovation	2018
Jeffery L. Collins	52	Vice President, General Manager, International	2014
Ryan M. Simat	42	Vice President, General Manager, Commercial and Specialty	2017
Jay E. McGregor	62	Vice President, General Manager, North American Retail	2018
Carlos Navarro	53	Vice President, General Manager, Direct	2019
For information on M. Carl Johnson III's business background, see nominees under “Election of Directors” above.

 Sidharth (Sid) Nayar was named Chief Financial Officer in February 2014. In this role, he is responsible for overseeing financial, accounting, information technology, risk management and investor relations activities for all brands in the Nautilus portfolio. Prior to joining Nautilus, Mr. Nayar served as Senior Vice President, Finance and Chief Financial Officer of Congoleum Corporation, a manufacturer of residential and commercial flooring products, from 1999 to February 2014. Mr. Nayar held other senior accounting and finance positions at Congoleum Corporation beginning in 1986. Mr. Nayar earned a B.Sc. in Economics from the London School of Economics and an M.B.A. in Finance from Rutgers University.

Wayne M. Bolio assumed the position of Senior Vice President, Law and Human Resources in August 2011. He was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and was promoted to Senior Vice President, Law in January 2006. From 1997 to 2002, he served as the Chief Human Resources Officer for Consolidated Freightways, a major transportation company. Prior to that, he was employed by Southern Pacific Transportation Company as Assistant General Counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Christopher K. Quatrochi joined Nautilus and was named Senior Vice President, Innovation in January 2018, and oversees all product development efforts across the Nautilus, Inc. family of brands in the Nautilus Innovation Center. Prior to joining Nautilus, Mr. Quatrochi was Group Vice President for Product Operations at Broan-Nutone, a manufacturer of residential use products, from 2015 to 2017, where he managed product development and marketing. Mr. Quatrochi has also held multiple positions with Whirlpool Corporation, a multinational manufacturer and marketer of home appliances, from 2007 to 2015, including roles as head of global product experience design and connectivity, global strategy and planning for refrigeration, global director for the kitchen category, and leadership over cost and quality management. Prior to Whirlpool, Mr. Quatrochi held the role of Chief Operating Officer for Access Communications in Chicago from 2002 to 2007, and Engagement Manager focusing on operational effectiveness at McKinsey and Company from 2000 to 2002. Mr. Quatrochi holds a B.A. in Electrical Engineering from Bradley University and an M.B.A. from Northwestern’s Kellogg School of Management.

Jeffery L. Collins was named Vice President, General Manager, International in December 2017. In his current role, Mr. Collins oversees the development of our newest channel comprised of both consumer and commercial product lines. Mr. Collins focus will be on strategic growth opportunities along with the channels global strategy for international markets for all our brands. Mr. Collins originally joined Nautilus in August 2013 as Vice President, Retail Sales, and was named an officer in February 2014. From November 2015 until December 2017, Mr. Collins was Vice President, General Manager, Retail, where he was responsible for the channel’s strategy and direction, along with managing both the domestic and international Retail sales teams. Prior to joining Nautilus, Mr. Collins was the Senior Vice President, Large Retail Sales, for Oreck Corporation, a manufacturer of vacuum cleaners and air purifiers, from 2009 to 2013. Prior to Oreck, Mr. Collins held various senior sales and marketing positions in leading consumer goods companies, including Pepsico, Pepsi Bottling Group, Handleman Co., Dyson Ltd., and Techtronic Industries. Mr. Collins attended both Grand Valley State University and Western Michigan University.

Ryan M. Simat was named Vice President, General Manager, Commercial and Specialty in January 2017. In this role Mr. Simat manages our North America sales and marketing for the Octane Fitness brand. Previously, Mr. Simat was the Vice President of Sales for Octane Fitness from 2010 to 2016, and National Sales Manager from 2007 to 2010. Mr. Simat started with Octane Fitness in 2003 as its first sales representative and played a key role in opening dealership distribution and developing the commercial sales channel brand. Mr. Simat began his fitness industry career as a Product Manager for Life Fitness from 2000 to 2003, where he led the development team for the international launch of three premium treadmills. Mr. Simat earned a B.S. degree with a double major in Marketing and Biology from the University of Northwestern - St. Paul.

Jay E. McGregor was named Vice President, General Manager, North America Retail in May 2018. In his current role, Mr. McGregor is responsible for the management and development of Retail channel strategies and direction, along with management of the sales and marketing teams. Prior to joining Nautilus, Mr. McGregor was the Senior Vice President, Global Sales from 2017 to 2018 for Ergobaby Inc., the global market leader in the baby carrier category. Prior to Ergobaby, Mr. McGregor was the Vice President of Sales - Americas for Reef Sandals from 2014 to 2016. Mr. McGregor has held various senior level sales and marketing positions in leading footwear and outdoor companies, including Adidas, Birkenstock USA, the Coleman Co., Gerber Legendary Blades, and Teva. Mr. McGregor holds a B.S. degree from Cal State University - Long Beach, as well as a Ryan Lifetime Teaching Credential (K-12) in Physical Education, Mathematics & Science, and attended the INSEAD Excellence in Leadership program in Fountainebleau, France.

Carlos Navarro joined Nautilus as Vice President, General Manager, Direct in January 2019. In this role, Mr. Navarro is responsible for the management and development of the Direct channel, including sales, marketing and customer service. Prior to joining Nautilus, Mr. Navarro was the Vice President & General Manager, Retail Energy Division for SJI, a diversified clean energy company, from 2015 to 2018. Prior to SJI, Mr. Navarro was the Vice President of Marketing & Sales Administration for Jarden (now Newell Rubbermaid) from 2014 to 2015. Mr. Navarro has held several senior-level positions such as Global Vice President, Marketing & Strategy for Bausch + Lomb, and he has also held positions of increasing responsibility for Johnson & Johnson’s consumer products division. Mr. Navarro successfully founded Reneux Consumer Healthcare Strategies, a consultancy that provided chief marketing officer services to small and mid-size companies. Mr. Navarro holds an M.B.A. from Duke University’s Fuqua School of Business and a B.S. in Business Administration from Bloomsburg University of Pennsylvania.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

March 29, 2019

The Compensation Committee of the Board oversees Nautilus' compensation programs on the Board's behalf.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2019 Annual Meeting of Shareholders, which will be filed with the SEC.

Respectfully submitted,

Richard A. Horn, Chairman
Ronald P. Badie
Anne G. Saunders
Marvin G. Siegert

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we identify the material elements of our compensation programs for all of our executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide detailed information regarding compensation paid to each Named Executive Officer (“NEO”). Our NEOs for 2018 are our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2018, as follows:

Name	Position
Bruce M. Cazenave (1)	Former Chief Executive Officer
Sidharth Nayar	Chief Financial Officer
William B. McMahon (2)	Former Chief Operating Officer
Wayne M. Bolio	Senior Vice President, Law and Human Resources, General Counsel
Christopher K. Quatrochi	Senior Vice President, Innovation

(1) On February 26, 2019, Mr. Cazenave resigned from his position effective on March 1, 2019.
(2) On January 18, 2019, Mr. McMahon stepped down from his position, and assumed a non-executive role as Special Assistant xxto the Chief Executive Officer.

Executive Summary

Overview

The executive compensation program is comprised of three primary elements:

•	a base salary that is intended to provide a market-competitive base level of compensation;

•
a cash-based short-term incentive program that rewards the achievement of explicit, measurable, company financial objectives in the areas of operating income and net revenue growth, as well as individual and company achievement of short- and long-term business objectives; and

•	an equity-based long-term incentive program that rewards the achievement of sustained increases in shareholder value over the long term.

Our executive officers are eligible to participate in our other employee benefits programs on the same terms as our eligible non-executive employees. Nautilus does not provide any material executive perquisites. Unexercised stock options held by our executive officers expire 90 days following termination, which are the same terms that apply to our non-executive employees.

Governance of Our Executive Compensation Program

The Compensation Committee (herein referred to as the "Committee") has overall responsibility for the evaluation, approval and oversight of our compensation plans, policies and programs and the total direct compensation of our executive officers. The Committee has sole responsibility for determining our CEO’s compensation and for reviewing it with our Board. Our CEO provides recommendations to the Committee on compensation matters for our other executive officers. From time to time, the Committee seeks input from an independent compensation consultant who advises the Committee regarding executive compensation matters.

During 2017, Meridian Compensation Partners, LLC (“Meridian”) was engaged by the Committee to advise it on executive compensation matters. All of the services that Meridian performs for Nautilus are performed at the request of the Committee, are related to executive and/or director compensation, and are in support of decision making by the Committee.

The Committee considered Meridian’s independence in light of SEC rules and New York Stock Exchange listing standards. The Committee reviewed a questionnaire completed by Meridian addressing factors pertaining to the independence of Meridian and the senior advisor involved in the engagement, including the following factors: (1) other services provided to us by Meridian; (2) fees paid by us as a percentage of Meridian’s total revenue; (3) policies and procedures maintained by Meridian that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Committee; (5) any company stock owned by Meridian or the senior advisor; and (6) any business or personal relationships between our executive officers and Meridian or the senior advisor. The Committee discussed these considerations and concluded that the work performed by Meridian and Meridian’s senior advisor involved in the engagement did not raise any conflict of interest. Meridian reports directly to the Committee and supports the Committee by:

•	providing information on executive compensation best practices and current trends;

•	reviewing compensation-guiding principles and recommending assessment methodologies;

•	conducting detailed executive compensation assessments, including development of appropriate peer group, and providing preliminary recommendations for executive compensation adjustments; and

•	providing conceptual guidance and design advice on short-term and long-term incentive programs.

Compensation Philosophy

Our executive compensation program is designed with two primary objectives in mind:

•	attracting, retaining and motivating executives critical to our financial stability and future success; and

•	rewarding executives for meeting ambitious financial, operational and individual performance goals and taking effective actions which are expected to increase shareholder value over time.

Consistent with these objectives, we offer our executive officers a mix of base salary, short-term incentive cash compensation, long-term equity-based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total compensation), we operate under the general philosophy of targeting a total compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’

total compensation opportunity as variable compensation. We do not believe the elements of our compensation program are structured so as to encourage excessive risk taking by any of our executives, but are part of an overall compensation and management philosophy designed to increase shareholder value over time.

Peer group data are used to compare our compensation program for executive officers with that of executives in comparable roles at peer group companies. A comprehensive compensation review was conducted in 2018 for the purpose of providing a competitive perspective for compensation decisions in 2018.

Based upon the selection criteria, which targeted high-end consumer products companies with annual revenues similar to Nautilus, the following companies were chosen for our peer group:

●	Acushnet Holdings Corp. (GOLF)	●	Lifetime Brands, Inc. (LCUT)
●	Bassett Furniture Industries, Inc. (BSET)	●	Malibu Boats, Inc. (MBUU)
●	Callaway Golf Co. (ELY)	●	Marine Products Corporation (MPX)
●	Ethan Allen Interiors Inc. (ETH)	●	MCBC Holdings, Inc. (MCFT)
●	Flexsteel Industries, Inc. (FLXS)	●	Movado Group, Inc. (MOV)
●	Hooker Furniture Corporation (HOFT)	●	Vera Bradley, Inc. (VRA)
●	iRobot Corporation (IRBT)	●	ZAGG Inc. (ZAGG)
●	Johnson Outdoors Inc. (JOUT)

Peer group data for the aforementioned companies is supplemented by data from published relevant compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry, annual revenues or other relevant metrics.

The Committee has not established a desired competitive position for target total compensation by any specific percentile range of our peer group. Individual levels of compensation are affected by the executive’s experience, performance and potential, as assessed by the Committee with input from the CEO. The Committee has considered the results of the advisory vote on executive compensation conducted during the 2018 annual meeting of shareholders, which indicated support for the Committee's current executive compensation policies.

Base Salaries

Base salaries of our executive officers are intended to attract and retain executives (as part of the total compensation package) by providing a competitive base level of compensation. Base salaries are typically considered by the Committee on an annual basis, as well as in connection with the hiring of a new executive, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries of executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executive positions of comparable scope, duties and responsibilities.

In early 2018, Meridian Compensation Partners LLC conducted a benchmarking study of executive compensation indicating that the current range of values for all components of our executive compensation program were significantly below the market median values of our peer companies for comparable positions. The Committee believed that base salaries have fallen below market median values due to lack of increases in two of the prior three years, as well as greater comparable market values due to the growth in the size of the Company. Based on these findings, the Committee reviewed and approved the proposed base compensation increases outlined below, which were effective February 26, 2018 for all NEOs. The 2018 base salaries are believed to be at or below market medians for each of the positions.

	2014 Base Salary	Percent Increase	2015 Base Salary	Percent Increase	2016 Base Salary	Percent Increase	2017 Base Salary	Percent Increase	2018 Base Salary	CAGR(1)
Bruce M. Cazenave	$430,000	—%	$430,000	4.65%	$450,000	—%	$450,000	11.11%	$500,000	3.84%
Sidharth Nayar	260,000	—%	260,000	5.77%	275,000	—%	275,000	12.73%	310,000	4.50%
William B. McMahon	280,000	—%	280,000	7.14%	300,000	—%	300,000	16.67%	350,000	5.74%
Wayne M. Bolio	250,000	—%	250,000	2.00%	255,000	—%	255,000	3.92%	265,000	1.47%
Christopher K. Quatrochi (2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	265,000	N/A

(1) Compound Annual Growth Rate ("CAGR") was computed based on 2014 and 2018 proposed base salary numbers.
(2) Chistopher K. Quatrochi was hired on January 1, 2018.

Short-Term Incentive Program

Our short-term incentive program for 2018 remained similar to the plan implemented in 2012. The program focuses on achievement of certain annual company financial goals including operating income and net revenue growth (Corporate Financial Factor), as well as company-level key strategic initiatives (Key Initiative Factor) and individual performance goals that were established for the performance period. Under the short-term incentive program, individual plan participants are eligible to receive incentive compensation in the form of cash bonuses based on a target percentage of their annual base salary. Individual bonus target amounts under the short-term incentive program remained unchanged in 2018.

The calculation for determining an individual executive’s incentive amount earned under the short-term incentive program is a product of: 1) the executive’s base salary; 2) the executive’s target bonus percentage; 3) the achievement against the Corporate Financial Factor; 4) the achievement against the Key Initiative Factor; and 5) the achievement against the executive's personal performance goals. We must achieve a minimum of 92% of our operating income or 100% of our net revenue growth goal for any payout to be available. For 2018, the combined maximum payout allowed under the plan was 150% of target.

Individual Bonus Targets
Individual bonus targets established under our short-term incentive program for 2018 for our NEOs ranged from 50% to 100% of annual eligible wages, consisting of base salaries, as follows:

Individual Bonus Target (% of eligible wages)
Bruce M. Cazenave	100%
Sidharth Nayar	60%
William B. McMahon	75%
Wayne M. Bolio	50%
Christopher K. Quatrochi	50%

Corporate Financial Factor
The Corporate Financial Factor is calculated on a calendar year basis. Each company financial goal is assigned a weighting. The 2018 performance criteria and specific weightings were as follows:

Corporate Financial Criteria Weighting
Continuing Operations Operating Income	Net Revenue Growth Percentage	Combined Corporate Financial Factor
70%	30%	100%

Achievement against the combined corporate financial factor could range from 0% to 125%. However, a threshold of 92% achievement of target operating income must be met in order to earn a minimum payout of 30%. Alternatively, a threshold of 100% achievement of target net revenue growth percentage must be met in order to earn a payout of 30%.

Key Strategic Initiatives Factor
In addition to the corporate financial factor, we establish performance objectives to incentivize and measure successful execution of our strategic initiatives. These included, for example, goals related to new product development and introduction, market penetration, return on invested capital and cost savings/optimization. Achievement against the objectives could range from 50% to 125%.

Individual Performance Factor
In addition to the corporate financial factor and key strategic initiatives factor, individual performance objectives were established for each executive officer in the form of formal written goals. Performance was measured against individual goals related to, for example, revenue targets, cost optimization, market research, new business development, organizational excellence, return on invested capital and product development milestones. Achievement against the individual performance factor could range from 0% to 125%.

2018 Short-Term Incentive Program Payments
For 2018 performance, our NEOs did not earn awards pursuant to the short-term incentive program as targeted financial achievement metrics, including operating income and revenue growth, were not met. Further, the key strategic initiatives achievement metric came in at 77% of target, and individual performance goals achievement was as noted below:

Individual Performance Goals Achievement
Bruce M. Cazenave	85%
Sidharth Nayar	85%
William B. McMahon	74%
Wayne M. Bolio	105%
Christopher K. Quatrochi	90%

Long-Term Incentive Program

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to our long-term success as reflected in our stock price. Under our long-term incentive plan, the Committee may grant equity awards in the form of stock options, stock appreciation rights, restricted stock, performance stock units ("PSUs") or time-vested restricted stock units ("RSUs") to executive officers and other employees. Stock options have exercise prices equal to the fair market value of our common stock on the date of grant as defined by the plan. In granting these awards, the Committee may establish vesting conditions or other restrictions it deems appropriate.

New Hire Equity Grants

Our executive officers generally are provided an equity grant upon commencement of their employment. The Committee reviews the equity position of executive officers on a periodic basis. Additionally, an executive officer’s overall equity position is reviewed at the time of promotion and an additional grant may be considered at that time. An equity award was granted to Mr. Quatrochi in January 2018 upon his hire as Senior Vice President, Innovation, as follows:

Restricted Stock Units(1)
Christopher K. Quatrochi	10,000

(1) RSUs vest in full on the third anniversary of the grant date.

Equity Incentives

In February 2018, Meridian conducted a benchmark equity compensation analysis to assist the Committee in determining equity grants. The Committee approved a grant of equity compensation, which included a mix of RSUs and PSUs, both issued under our long-term incentive plan. The RSUs vest in full on the third anniversary of the grant date, subject to the grantee's continuous employment through such date. The PSUs vest based on achievement of goals established for operating income growth as a percentage of net revenue and return on invested capital metrics over a three-year performance period. The actual number of shares issued under a PSU award is based on the level at which the financial goals are achieved and can range from a 60% minimum threshold to a maximum of 150%.

Equity awards granted to our NEOs in 2018 were as follows:

	Restricted Stock Units (1)	Performance Stock Units (2)
Bruce M. Cazenave	31,513	23,110
Sidharth Nayar	15,631	10,421
William B. McMahon	19,118	13,236
Wayne M. Bolio	13,362	8,908
Christopher K. Quatrochi	22,248	7,795

(1) RSUs vest in full on the third anniversary of the grant date. Shares granted to Mr. Quatrochi include his award upon hire to the position of Senior Vice President, Innovation as described above under "New Hire Equity Grants."

(2) PSUs are subject to vesting based on achievement of specific financial targets for the three-year vesting term of the award. The actual number of PSUs vested can range from 0% to 150%, depending on the attainment of specific company performance goals.

Early 2019 Compensation Decisions

The Committee met in early 2019 to approve revisions to the short-term incentive plan, make routine adjustments to base salaries, and grant equity and cash bonus compensation awards to our NEOs.

Short-Term Incentive Plan
The short-term incentive plan in place for 2019 remains within the same general structure as in 2018, with the program for 2019 focusing on achievement of certain annual company financial goals, namely operating income (Corporate Financial Factor), as well as company-level key strategic initiatives (Key Initiative Factor) and individual performance goals that have been established for the performance period. We must achieve a minimum of 100% of our targeted operating income for any payout to be earned. For 2019, the combined maximum payout allowed under the plan is 150% of target. Incentive targets for 2019, as a percentage of base salary, are unchanged from the 2018 targets.

The Committee confirmed the following short-term incentive targets for 2019:

Individual Bonus Target (% of eligible wages)
Sidharth Nayar	60%
Wayne M. Bolio	50%
Christopher K. Qautrochi	50%
Cash Bonus Compensation Award
In a meeting held on February 20, 2019, the Board of Directors approved, upon recommendation of the Committee, the following cash bonus compensation awards to certain of our executive officers, which will be payable in two equal installments in July 2019 and January 2020, subject to each officer’s continuous employment through such date:

Officer	Title	Total Bonus Amount
Sidharth Nayar	Chief Financial Officer	$62,000
Wayne M. Bolio	SVP, Law & Human Resources, General Counsel	$53,000
Christopher K. Quatrochi	SVP, Innovation	$53,000

Base Salaries
The Committee chose to not make changes to the executive officer base salaries for 2019. Mr. Johnson will receive an annual base salary of $500,000 as compensation for his service as interim Chief Executive Officer and a restricted stock award of 10,000 shares, which will vest in full on the one year anniversary of his appointment, provided that he continues to serve as the interim Chief Executive Officer or as a director through such date.

Perquisites and Other Benefits

Our executive officers are eligible to participate in our medical, dental, vision, flexible spending, 401(k), life, disability, Employee Stock Purchase Plan, and wellness programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. No significant perquisites are provided to our executive officers.

Post-Employment Obligations

We believe that modest post-employment benefits are an important factor in maintaining the stability of our executive management team. We have separate severance arrangements with each of our currently-employed NEOs under their respective employment agreements. These documents outline the terms and conditions of the post-employment benefits. The agreements provide that, in the event of an involuntary termination of employment for reasons other than cause, Nautilus will pay severance of six months (Messrs. Bolio, McMahon and Nayar), or four months (Mr. Quatrochi) of the employee's base salary. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in our judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects our reputation; employee dishonesty related to his or her employment; violation of key company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to us; certain serious performance failures by the employee; and, death or disability of the employee. In addition, if the employee leaves for “good reason” (as such terms are defined in the applicable employment agreement), we may be obligated to pay separation benefits to the employee.

The agreements with our executives also provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled “Other Potential Post-Employment Payments” and related notes for information regarding severance and post-employment benefits that may be payable to our NEOs upon their termination.

Severance payments are made in accordance with our normal payroll cycle over the severance period. Severance payments for our NEOs will cease in the event the employee obtains subsequent employment, within the salary continuation period, at a salary equal to the employee's salary at the time of termination. Severance payments will be reduced in the event the NEO obtains subsequent employment, within the salary continuation period, at a salary less than the employee's salary at the time of termination. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A. We do not have any severance payment obligations to Mr. Cazenave in connection with his resignation, which was effective March 1, 2019.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.

The option awards exercised and stock awards vested during 2018 for our executive officers were not performance-based as described under Section 162(m) because the applicable performance criteria have not been specifically approved by the shareholders. In addition, base salary is not performance-based under Section 162(m), and therefore, would not be deductible to the extent the $1 million limit of Section 162(m) is exceeded. The compensation program under the 2015 Long-Term Incentive Plan, however, was generally designed in a manner intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In 2018, a portion of the compensation paid to Mr. Cazenave was not deductible.

The exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed effective for tax years beginning after December 31, 2017. The compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. We are continuing to assess the impact of the change on our compensation programs however, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible under the legislation’s grandfather rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned by, awarded to or paid to our NEOs for each of the three years ended December 31, 2018:

	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Bruce M. Cazenave	2018	$490,385	$650,014	$—	$9,625	$1,150,024
Former Chief Executive Officer (5)	2017	450,000	496,462	—	9,275	955,737
	2016	447,308	494,986	142,311	9,275	1,093,880
Sidharth Nayar	2018	303,269	310,019	—	9,625	622,913
Chief Financial Officer	2017	275,000	193,074	—	9,275	477,349
	2016	272,981	188,993	57,899	9,275	529,148
William B. McMahon	2018	340,385	385,013	—	6,808	732,206
Former Chief Operating Officer	2017	300,000	270,788	—	5,308	576,096
	2016	297,308	260,987	77,247	6,927	642,469
Wayne M. Bolio	2018	263,077	265,013	—	9,208	537,298
Senior Vice President, Law and	2017	255,000	179,025	—	9,450	443,475
Human Resources, General Counsel	2016	254,327	179,013	47,200	9,275	489,815
Christopher K. Quatrochi(4)	2018	254,808	365,512	—	59,344	679,664
Senior Vice President, Innovation

(1) The amounts reported reflect the aggregate grant date fair value of RSU and PSU awards granted under our 2015 long-term incentive plan. For further information regarding our stock-based compensation, see Notes 1 and 17 of Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2) Non-Equity Incentive Plan Compensation in 2016 consists of amounts earned under our short-term incentive plan for the year ended December 31, 2016.
(3) The amounts reported in this column reflect employer paid 401(k) match and/or taxable fringe benefits. Additionally, Mr. Quatrochi's 2018 amount includes $20,025 paid as a sign-on bonus and a $35,000 relocation bonus.

(4) Mr. Quatrochi became an officer effective January 1, 2018.
(5) Mr. Cazenave resigned from his position effective March 1, 2019.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)
Bruce M. Cazenave		$1,103	$490,385	$735,578	—	—	—	$—
	2/21/2018	—	—	—	45,379	54,623	66,178	650,014
Sidharth Nayar		409	181,961	272,942	—	—	—	—
	2/21/2018	—	—	—	21,884	26,052	31,263	310,019
William B. McMahon		574	255,289	382,933	—	—	—	—
	2/21/2018	—	—	—	27,060	32,354	38,972	385,013
Wayne M. Bolio		296	131,539	197,308	—	—	—	—
	2/21/2018	—	—	—	18,707	22,270	26,724	265,013
Christopher K Quatrochi		349	154,904	232,356	—	—	—	—
	1/10/2018					10,000		127,000
	2/21/2018	—	—	—	16,925	20,043	23,941	238,512

(1) Amounts reflect potential payments to our NEOs under our short-term incentive program for the year ended December 31, 2018. For amounts actually earned by our NEOs in 2018, see “Summary Compensation Table” located herein. Participation in the program is limited to those executives who are employed by us at the time the incentive payments are made. The threshold is calculated assuming the company financial factor and key strategic initiatives are achieved at the minimum level, and the employee achieving an estimated lowest payout level at 5% for individual contribution. The target payout is calculated assuming the company financial and the key strategic initiatives factors are achieved at 100%, and the employee obtains 100% of the target payout level for individual contribution. The maximum payout is calculated assuming the company financial and key strategic initiatives factors are achieved at the maximum level, and the employee achieves the highest payout level for individual contribution while taking into consideration the overall plan maximum of 150% payout. For further information regarding our short-term incentive program, see “Short-Term Incentive Program” located herein.

(2) Amounts reflect potential stock to be earned pursuant to RSU and PSU awards. The RSUs vest on the third anniversary of the grant date, subject to grantee's continuous employment through such date. The PSUs vest based on achievement of goals established for growth in operating income as a percentage of net revenue and return on invested capital for a three-year performance period. The number of shares vesting under the PSU awards following conclusion of the performance period will be determined based on the level at which the financial goals are achieved. The number of shares vesting can range from 60% of the PSU awards if minimum thresholds are achieved to a maximum of 150%. See Notes 1 and 17 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for additional information.

(3) See Notes 1 and 17 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for detailed information regarding determining the fair value of stock-based awards and other relevant information.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth certain information regarding outstanding stock-based awards held by our NEOs as of December 31, 2018.

	Option Awards					Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce M. Cazenave (6)	5/2/2013	(2)	18,000	$6.62	5/2/2020	—	$—	—	$—
	2/12/2014	(2)	43,382	8.22	2/12/2021	—	—	—	—
	2/9/2016		—	—	—	13,242	144,338	13,242	144,338
	2/14/2017		—	—	—	14,559	194,363	14,559	158,693
	2/21/2018		—	—	—	31,513	343,492	23,110	251,899
Sidharth Nayar	2/9/2016		—	—	—	5,056	55,110	5,056	55,110
	2/14/2017		—	—	—	5,662	61,716	5,662	61,716
	2/21/2018		—	—	—	15,631	170,378	10,421	113,589
William B. McMahon	5/2/2013	(2)	6,000	6.62	5/2/2020
	2/12/2014	(2)	22,599	8.22	2/12/2021	—	—	—	—
	2/9/2016		—	—	—	6,982	76,104	6,982	76,104
	2/14/2017		—	—	—	7,941	86,557	7,941	86,557
	2/21/2018		—	—	—	19,118	208,386	13,236	144,272
Wayne M. Bolio	2/12/2014	(2)	2,871	8.22	2/12/2021	—	—	—	—
	2/9/2016		—	—	—	4,789	52,200	4,789	52,200
	2/14/2017		—	—	—	5,250	57,225	5,250	57,225
	2/21/2018		—	—	—	13,362	145,646	8,908	97,097
Christopher K. Quatrochi	1/10/2018		—	—	—	10,000	109,000	—	—
	2/21/2018		—	—	—	12,248	133,503	7,795	84,966

(1) Options granted under our 2015 and prior plans generally expire seven years from the date of grant.
(2) Option awards vest in three equal annual installments, beginning on the first anniversary of the grant date.
(3) RSU awards vest in full as of the third anniversary of the grant date.
(4) PSU awards will be earned and vest if the applicable performance goal(s) have been achieved at the end of the three-year performance period.
(5) PSU awards granted on February 9, 2016 are included in the table above. At the February 2019 Board meeting, it was determined that achievement of the performance goals for this award were not met and the awards were canceled in February 2019.

(6) Mr. Cazenave's options expire on the three month anniversary of the effective date of his resignation, or June 1, 2019. All unvested awards were canceled on March 1, 2019.

Options Exercises and Stock Vested

The following table provides information about options exercised and stock awards vested for the NEOs during 2018.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Bruce M. Cazenave	85,600	$986,182	25,809	$345,531
Sidharth Nayar	—	—	9,362	125,339
William B. McMahon	—	—	13,445	180,002
Wayne M. Bolio	—	—	9,003	120,532
Christopher K. Quatrochi	—	—	—	—

(1) The market value realized was determined based on the NYSE closing price of our common stock on the date of exercise or the vesting date, as applicable.

CEO Pay Ratio

As mandated by the Dodd-Frank Act, Item 402(u) of Regulation S-K requires us to disclose the ratio of the compensation of our Chief Executive Officer to the total compensation of our median employee. Mr. Cazenave, our former Chief Executive Officer, had 2018 annual total compensation of $1,150,024. Our median employee had 2018 annual total compensation of $70,049. As a result, the ratio of Mr. Cazenave's 2018 annual total compensation to our median employee’s 2018 annual total compensation was approximately 16 to 1.

Mr. Cazenave’s 2018 annual total compensation is reported in the Summary Compensation Table provided in this Proxy Statement and includes the dollar value of Mr. Cazenave’s base salary and bonus awards (cash and non-cash) under our short-term and long-term incentive plans. Consistent with the calculation of Mr. Cazenave’s 2018 annual total compensation, our median employee’s 2018 annual total compensation includes the dollar value of her or his wages plus overtime and bonus earned for the performance year 2018.

We chose December 31, 2018 as the date to identify our median employee. We identified our median employee using a cash compensation measure, consistently applied to all employees, that included each employee’s cash base salary or wages plus overtime and cash bonus paid under our short-term incentive plan. This measure consistently excluded non-cash compensation, such as equity awards, and also consistently excluded certain cash compensation, such as 401(k) matching contributions. In identifying our median employee, we included all employees worldwide, except those employees based in the Netherlands. Of our total global population of 478 employees, 9, or approximately 2%, are based in the Netherlands. In addition, wages and salaries were annualized for those employees that were not employed for the full year of 2018. For those commission-only employees hired during 2018, we chose to annualize these employees' compensation by assigning them the average annual compensation of our commission- only sales employees to avoid distortion caused by the seasonality of our business.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of our NEOs is employed “at-will,” meaning employment may be terminated by either party with or without cause. Upon termination of employment by us without “cause” or if the NEO leaves for “good reason” (as such terms are defined in the NEO’s employment agreement), we may be obligated to pay separation benefits. For a description of such benefits, see "Compensation Discussion and Analysis - Post-Employment Obligations" above. The following table sets forth information regarding amounts that would have been payable to our NEOs had their employment been terminated without cause effective December 31, 2018:

	Salary Continuation or Severance(1)	Benefits or Perquisites(2)
Bruce M. Cazenave(3)	$500,000	$10,093
Sidharth Nayar	155,000	349
William B. McMahon	175,000	2,781
Wayne M. Bolio	132,500	5,046
Christopher K. Quatrochi	88,333	4,745

(1) Amounts that may be paid under the applicable employment agreement, assuming termination occurred on December 31, 2018.
(2) Per their individual employment agreements, all NEOs are entitled to continued health benefits for themselves and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments.

(3) Mr. Cazenave was also entitled to a pro-rated bonus payment for the portion of the fiscal year completed. We do not have severance payment obligations to Mr. Cazenave in connection with his resignation, which was effective March 1, 2019.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to approve, on a non-binding, advisory basis, a resolution approving our executive compensation as reported in this Proxy Statement.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes how our executive compensation program is designed and operates, as well as the Summary Compensation Table and other related compensation tables, which provide additional information on the compensation of our named executive officers. The Board and the Compensation Committee believe that our executive compensation program has supported and contributed to our recent and long-term success and the creation of long-term shareholder value; and that these programs are effective in helping us attract and retain the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders.

In accordance with regulations issued under Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking shareholders to approve the following non-binding, advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to Nautilus' Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion of the Proxy Statement for the 2019 Annual Meeting of Shareholders, is hereby APPROVED.

While this advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION
APPROVING NAUTILUS' NAMED EXECUTIVE OFFICERS COMPENSATION.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS *

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange ("NYSE") relating to audit committees. In addition, our Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board has determined that Messrs. Badie, Horn and Siegert each qualify as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

The Audit Committee oversees Nautilus' financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the preparation, presentation and integrity of Nautilus' financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. Management is responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Nautilus' audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Nautilus' accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent accountant required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence from Nautilus and its management, and has considered whether the independent registered public accounting firm's provision of any non-audit services to Nautilus is compatible with maintaining such firm's independence.

The Audit Committee discussed with Nautilus' independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Nautilus' internal control over financial reporting, and the overall quality of Nautilus' financial reporting for the year ended December 31, 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management's report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee has determined that provision by KPMG LLP of other non-audit services is compatible with maintaining KPMG LLP's independence for the year ended December 31, 2018.

The Audit Committee and the Board have also recommended, subject to shareholder ratification, the selection of KPMG LLP as Nautilus' independent registered public accounting firm for the year ending December 31, 2019.

Respectfully Submitted,

Marvin G. Siegert, Chairman
Ronald P. Badie
Richard A. Horn
Anne G. Saunders

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this proxy statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act (together the “Acts”), except to the extent Nautilus specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm to audit our consolidated financial statements and internal controls over financial reporting for the year ending December 31, 2019. Although we are not required to seek shareholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by shareholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

KPMG has served as our independent registered public accounting firm since March 6, 2017. A representative of KPMG is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of KPMG if the representative so desires, and the representative will be available to respond to appropriate shareholder questions.

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor.” Under these policies, with Audit Committee pre-approval, we may use KPMG for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; employee benefit plan audits; and reviews and procedures that we engage KPMG to undertake to provide assurances on matters not required by laws or regulations.

Prior to KPMG's appointment as our auditors, we employed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm until March 6, 2017. The following table presents fees for professional audit services rendered by KPMG and Deloitte for the audits of our annual financial statements for the years ended December 31, 2018 and 2017, respectively, and fees billed for other services rendered by the firms during those periods.

Type of Fees	2018(1)	2017(1)
Audit Fees(2)	$770,912	$862,860
Audit-Related Fees(3)	—	40,000
Tax Fees(4)	36,756	84,592
All Other Fees(5)	—	23,554
Total	$807,668	$1,011,006

(1) Fees shown for 2018 and 2017 are applicable to KPMG, unless otherwise noted.
(2) Fees for the audit of our consolidated financial statements included in Forms 10-K, review of our condensed consolidated financial statements included in Forms 10-Q and services that are normally provided by the accountant in connection with our statutory and regulatory filings or engagements, including the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

(3) Fees for 2017 audit-related services consisted of consulting assistance rendered by KPMG in support of new revenue recognition standards analysis.
(4) Fees billed for tax compliance, tax advice and tax planning services rendered during the respective periods. The 2017 fees are comprised of $59,489 for KPMG and $25,103 for Deloitte.
(5) Fees for 2017 to KPMG for goodwill impairment testing prior to retention of KPMG as independent auditors.

All of the services performed by KPMG and Deloitte in 2018 and 2017, respectively, were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. Generally, pre-approval is provided at regularly scheduled committee meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of our independent registered public accounting firm.

The audit reports of Deloitte on our consolidated financial statements as of and for the year ended December 31, 2016 did not contain any adverse opinions. Their opinion was modified to address a retrospective change in accounting principle, ASC Topic 606, Revenue from Contracts with Customers, as they were not engaged to audit, review, or apply any procedures to the adjustments. The adjustments were audited by our current auditors, KPMG.

During our two most recent fiscal years, neither the Company nor anyone on its behalf consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We previously provided Deloitte with a copy of the above disclosures as included in our Form 8-K filed with the Commission on March 10, 2017, and requested Deloitte to furnish us with a letter addressed to the Commission stating whether Deloitte agrees with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of Deloitte’s letter, dated March 10, 2017, is attached as Exhibit 16.1 to that Form 8-K, and is incorporated herein by reference.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE'S APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

PROPOSAL NO. 4:

ADVISORY VOTE REGARDING FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

The regulations that require us to hold a “say on pay” advisory vote also require that shareholders be asked how often they wish to vote on a “say on pay” proposal. In accordance with these requirements, we are asking shareholders to vote on whether future “say on pay” votes should occur every year, every two years, or every three years. The vote on the frequency of “say on pay” votes is advisory in nature and must be held at least once every six years.
After careful consideration, the Board has determined that holding an advisory vote on executive compensation every one year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every one year.
In accordance with regulations promulgated under Section 14A of the Exchange Act, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Although the advisory vote is non-binding on the Company, the Board has adopted a policy of adopting any recommendation of the shareholders regarding the frequency of advisory votes on executive compensation which receives the vote of a majority of the Company's shareholders voting on the proposal. If none of the three frequency options receives the vote of the holders of a majority of the shares of the common stock present or represented and voting, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes to be the frequency that has been recommended by shareholders, and the Board and the Compensation Committee will give careful consideration to the voting results on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from our executive officers, directors and 10% shareholders, we believe that all Section 16(a) filing requirements attributable to Nautilus were timely made with respect to the year ended December 31, 2018.

CODE OF ETHICS

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees. You can view the Code of Ethics on our website at www.nautilusinc.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Corporate Communications.

HOUSEHOLDING

In accordance with applicable regulations, we deliver a single Annual Report and Proxy Statement to certain persons who share an address, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, or by phone at (360) 859-2900. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

OTHER MATTERS

As of the date of this Proxy Statement, the Board is not aware of any other matters that may come before the Annual Meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the Annual Meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2018. Written requests should be mailed to Nautilus, Inc., 17750 S.E. 6th Way, Vancouver, Washington 98683, Attn: Company Secretary.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

/s/ Wayne M. Bolio
WAYNE M. BOLIO Secretary

Vancouver, Washington
March 29, 2019

APPENDIX A

SAMPLE PROXY CARD

NAUTILUS inc

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas. ☒

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends shareholders vote FOR all of the nominees listed, FOR Proposal 2, FOR Proposal 3 and 1 YEAR for Proposal 4.

+

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Ronald P. Badie	☐	☐	02 - Richard A. Horn	☐	☐	03 - M. Carl Johnson, III	☐	☐
04 - Anne G. Saunders	☐	☐	05 - Marvin G. Siegert	☐	☐			

	For	Against	Abstain
2. To adopt an advisory resolution approving Nautilus' executive compensation.	☐	☐	☐
3. Ratification of selection of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Executive compensation voting frequency.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 4 1 3 4 2 4

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

03023E

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 2019

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 29, 2019 and names, constitutes and appoints Sidharth Nayar and Wayne M. Bolio, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 1:00 p.m. PDT on April 30, 2019, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on March 14, 2019, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR all of the nominees listed, FOR Proposal 2, FOR Proposal 3 and 1 Year for Proposal 4.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our offices at **17750 SE 6th Way, Vancouver, Washington 98683**, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side)

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://www.nautilusinc.com/investors.

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐